Exhibit 4.3

EXECUTION VERSION

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (2012-2C)

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (2012-2C) dated as of June 6, 2013 (this “Amendment No. 1”) is made by and among WILMINGTON TRUST COMPANY, a Delaware trust company, not in its individual capacity but solely as Trustee (the “Class C Trustee”) under the US Airways Pass Through Trust 2012-2C, US AIRWAYS, INC. (“US Airways”), a Delaware corporation, and WILMINGTON TRUST COMPANY, not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and Trustee.

W I T N E S S E T H:

WHEREAS, the Class A Trustee, the Class B Trustee, Landesbank Hessen-Thüringen Girozentrale, as Class A Liquidity Provider and Class B Liquidity Provider (the “Liquidity Provider”) and the Subordination Agent have heretofore entered into the Intercreditor Agreement (2012-2C), dated as of December 13, 2012 (the “Agreement”);

WHEREAS, pursuant to each Trust Indenture, US Airways will issue on a recourse basis a single series of Series C Equipment Notes to refinance the related Aircraft;

WHEREAS, US Airways will enter into a Class C Trust Agreement with the Class C Trustee to establish the Class C Trust;

WHEREAS, pursuant to the Series C Note Purchase Agreement, the Class C Trust will acquire the Series C Equipment Notes having an interest rate equal to the Stated Interest Rate applicable to the Class C Certificates to be issued by the Class C Trust;

WHEREAS, pursuant to the Class C Trust Agreement, the Class C Trust will issue a single class of Class C Certificates having the interest rate and the final distribution date described in the Class C Trust Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, Section 9.1(d) of the Agreement provides that, in connection with such issuance of Class C Certificates, the Agreement shall be amended by written agreement of US Airways and the Subordination Agent to give effect to such issuance and to provide for the subordination of the Class C Certificates to the Administration Expenses, the Liquidity Obligations, the Class A Certificates, the Class B Certificates (except with respect to “Adjusted Interest” for the Class C Certificates) and otherwise as provided therein;

WHEREAS, the parties hereto wish to amend the Agreement pursuant to Section 9.1(d) thereof; and

WHEREAS, US Airways has obtained a Ratings Confirmation relating to the issuance of the Class C Certificates and this Amendment No. 1, as required by Section 9.1(d) of the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms and phrases used and not otherwise defined herein shall for all purposes of this Amendment No. 1, including the recital of the parties and the other preceding recitals, have the respective meanings specified therefor in the Agreement.

Section 2. Amendment. Effective as of the date hereof, the Agreement shall be amended as follows:

(a) all references to “this Agreement” in the Agreement shall be deemed to refer to the Agreement as amended by this Amendment No. 1, and all references in the Agreement or in any other Operative Agreement to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment No. 1;

(b) the Class C Trustee shall be added as a party to the Agreement;

(c) Section 1.1 of the Agreement shall be amended further by adding in alphabetic order within said Section the following new definitions:

“Series C Note Purchase Agreement” means the Note Purchase Agreement, dated as of June 6, 2013, among US Airways, the Class C Trustee, the Subordination Agent and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time in accordance with its terms providing, among other things, for the issuance of the Class C Certificates and the purchase of the Series C Equipment Notes on such date.”;

(d) Section 1.1 of the Agreement shall be amended further by amending and restating in their entirety the below definitions to read as follows:

“Class B Adjusted Interest” means, as of any Current Distribution Date: (I) any interest described in clause (II) of this definition accruing prior to the immediately preceding Distribution Date which remains unpaid and (II) interest at the Stated Interest Rate for the Class B Certificates (A) for the number of days during the period commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to the Class B Certificates, the Closing Date) and ending on, but excluding the Current Distribution Date, on the Preferred B Pool Balance on such Current Distribution Date and (B) on the principal amount calculated pursuant to clauses (B)(i), (ii), (iii) and (iv) of the definition of Preferred B Pool Balance for each Series B Equipment Note with respect to which a disposition, distribution, sale or Deemed Disposition Event has occurred since the immediately preceding Distribution Date (but only if no such event has previously occurred with respect to such Series B Equipment Note), for each day during the period, for each such Series B Equipment Note, commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to the Class B Certificates, the Closing Date) and ending on, but excluding the date of disposition, distribution, sale or Deemed Disposition Event with respect to such Series B Equipment Note, Aircraft or Collateral, as the case may be.

“Class C Adjusted Interest” means, as of any Current Distribution Date: (I) any interest described in clause (II) of this definition accruing prior to the immediately preceding Distribution Date which remains unpaid and (II) interest at the Stated Interest Rate for the Class C Certificates (A) for the number of days during the period commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to the Class C Certificates, June 6, 2013) and ending on, but excluding the Current Distribution Date, on the Preferred C Pool Balance on such Current Distribution Date and (B) on the principal amount calculated pursuant to clauses (B)(i), (ii), (iii) and (iv) of the definition of Preferred C Pool Balance for each Series C Equipment Note with respect to which a disposition, distribution, sale or Deemed Disposition Event has occurred since the immediately preceding Distribution Date (but only if no such event has previously occurred with respect to such Series C Equipment Note), for each day during the period, for each such Series C Equipment Note, commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to the Class C Certificates, June 6, 2013) and ending on, but excluding the date of disposition, distribution, sale or Deemed Disposition Event with respect to such Series C Equipment Note, Aircraft or Collateral, as the case may be.”

“Expected Distributions” means, with respect to the Certificates of any Trust on any Current Distribution Date, the difference between (A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to such Certificates, the original aggregate face amount of the Certificates of such Trust) and (B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Non-Performing Equipment Notes held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (without giving effect to any Acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the terms hereof has been paid in full and such payments have been distributed to the holders of such Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, with respect to such Certificates, occurring after the initial issuance of the Certificates of such Trust). For purposes of calculating Expected Distributions with respect to the Certificates of any Trust, any Premium paid on the Equipment Notes held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such Premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Expected Distributions.”;

“Final Legal Distribution Date” means (i) with respect to the Class A Certificates, December 3, 2026, (ii) with respect to the Class B Certificates, December 3, 2022 and (ii) with respect to the Class C Certificates, June 3, 2018.”;

“Financing Agreement” means each of the Participation Agreements, the Trust Indentures, the Note Purchase Agreement and the Series C Note Purchase Agreement.”; and

“Stated Interest Rate” means (i) with respect to the Class A Certificates, 5.90% per annum, (ii) with respect to the Class B Certificates, 8.00% per annum and (iii) with respect to the Class C Certificates, 5.45% per annum.”

Section 3. No Other Amendments. Except as expressly provided in this Amendment No. 1, all of the terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

Section 4. Miscellaneous. The terms of this Amendment No. 1 shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. The terms of this Amendment No. 1 shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Intercreditor Agreement (2012-2C) to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Trustee for the Class C Trust

By	/s/ Chad May
Name:	Chad May
Title:	Assistant Vice President

WILMINGTON TRUST COMPANY, not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and trustee

By	/s/ Chad May
Name:	Chad May
Title:	Assistant Vice President

US AIRWAYS, INC.

By	/s/ Thomas T. Weir
Name:	Thomas T. Weir
Title:	Vice President and Treasurer